Exhibit 10.17
CONFIDENTIAL MEMORANDUM
and
2000 STOCK INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT

TO:

FROM:	Paul B. Domorski, CEO

SUBJECT:	Restricted Stock Award	DATE:
I am pleased that you have been selected by the Stock Incentive Plan Committee of the Board of Directors to receive an award of restricted shares of the Common Stock of EMS Technologies, Inc. When signed by you and validated by the initials of the Company’s Human Resources Director, this Memorandum will be the Agreement governing the award.
Upon your signing this Memorandum, the shares will be issued in your name, but will be held by the Company until they are vested as a result of your continued employment as specified below. If your employment is terminated by you or the Company before the vesting date, the shares will revert to the Company, as authorized by your signature on this Memorandum. After the shares have vested, they are no longer subject to forfeiture. Upon vesting, you will incur taxable income equal to the shares’ fair market value on the date of vesting. If you wish, at that time you may use some of the shares to pay the withholding and employment taxes that you will owe.
Your award has the following terms:
Shares                                         Vesting Date
Your option is also subject to the other terms specified in the Terms of Restricted Stock, Form 5/02/08, including provisions for accelerated vesting or sale in the event of death or disability. That document is available on our intranet, MyEMS\EMSTOnline. To view this document, start from the Home page of MyEMS, select the tab Document Library at the top of the page. Scroll down and select the folder on the left called Documents. Now select Human Resources and then Stock Plans. At this site, you will also find the 2000 Plan, and the Prospectus that describes our restricted stock and outlines information, such as tax consequences, related to your shares
This award was recommended by EMS management based on your current and potential contributions to our Company’s overall success. It is a long-term incentive, and for this reason full vesting requires continued employment for four years. It is our hope and goal that, as a result of our combined efforts over those years, and the achievement of our annual performance objectives, EMS stock will become worth substantially more than it is today, and that this award will thus have a growing value to you and the attainment of your financial objectives. In this way, the restricted stock program allows top performers to share in the Company’s long-term growth and success.
                    , thank you for your contributions to EMS Technologies. Your talents and hard work are important reasons for the Company’s exciting future. I look forward to continuing our work together to achieve our potential for success.
***********************************************

I acknowledge and accept this Restricted Stock Agreement, including the terms and conditions set forth in Terms of Restricted Stock, Form 5/02/08.
hereby irrevocably constitute and appoint EMS Technologies, Inc.
as my true and lawful attorney-in-fact, with full power of substitution, to transfer on its stock records all of my right, title and interest in and to the shares of its
Common Stock awarded under this Agreement, in the event of my termination
of employment prior to the vesting date(s) specified herein.	I further

	,	2008
Signature			Director, Human Resources
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